Exhibit 99.2

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contacts:	Alan Krenek, Chief Financial Officer
Basic Energy Services, Inc.
817-334-4100
Jack Lascar/Sheila Stuewe
DRG&L / 713-529-6600

BASIC ENERGY SERVICES ANNOUNCES PRIVATE OFFERING OF

$250 MILLION OF SENIOR NOTES

Fort Worth, Texas – October 1, 2012 – Basic Energy Services, Inc. (NYSE: BAS) (“Basic”) announced today that it has commenced an offering, through a Rule 144A private placement, of up to $250 million of Senior Notes due 2022. Basic intends to use the net proceeds from the proposed offering, after discounts and estimated offering expenses, to fund its pending tender offer and consent solicitation for its existing 7.125% Senior Notes due in 2016 (the “Senior Notes”) and to redeem any of the Senior Notes not purchased in the tender offer, and the remainder for general corporate purposes.

The notes are being offered inside the United States to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States to non-U.S. persons in reliance on Regulation S under the Securities Act.

The notes have not been registered under the Securities Act or applicable state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws. This announcement shall not constitute an offer to sell or the solicitation of an offer to buy the notes.

This press release contains forward-looking statements. Forward-looking statements give our current expectations or forecasts of future events based on assumptions and estimations that management believes are reasonable given currently available information. Forward-looking statements in this press release relate to, among other things, the closing of the offering and the use of proceeds therefrom. Information on risks and uncertainties that could cause actual results to differ materially from those contemplated by the forward-looking statements is available in Basic’s filings with the Securities and Exchange Commission.

###